UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
 Specialized Disclosure Report
HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

2590 Orchard Parkway, San Jose, CA	95131
(Address of principal offices)	(Zip code)

Timothy C. Chu	(408) 542-2500
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Harmonic Inc. (“Harmonic”, “we” or “our”) conducted an analysis of its products and determined that almost all of the products that we manufacture or contract to manufacture (the “Covered Products”) contain gold, columbite-tantalite (coltan), cassiterite and/or wolfamite, including their derivatives which are limited to tantalum, tin and tungsten (together, “3TG” or “Conflict Minerals”). Thereafter, we undertook in good faith a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine if any 3TG originated in the Democratic Republic of Congo (the “DRC”), the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (collectively, the “Covered Countries”) and whether any of the 3TG may be from recycled or scrap sources with respect to products: (i) for which 3TG are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by Harmonic; and (iii) for which the manufacture was completed during calendar year 2023.

Based on our RCOI, we were unable to determine that the 3TG did not originate in the Covered Countries, or if our 3TG came from recycled or scrap sources.

After performing the RCOI, we implemented a diligence process designed to conform with the OECD Guidance in order to exercise due diligence on the source and chain of custody of the Conflict Minerals.

After performing the RCOI and due diligence, because we were unable to comprehensively determine the origin of all Conflict Minerals used in our products, the facilities used to process them, their country of origin, and their mine or location of origin, whether or not they came from recycled or scrap resources, we concluded that our products are “DRC Conflict Undeterminable” with regard to calendar year 2023.

A copy of Harmonic’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at www.harmonicinc.com under “About - Corporate Responsibility”.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, Harmonic is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

The following exhibit is filed as part of this Form SD.

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2024	HARMONIC INC.

	By:	/s/ Timothy Chu
Timothy Chu
General Counsel, SVP HR and Corp. Secretary